SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

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[X]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                                 IMRGLOBAL CORP.
                ------------------------------------------------
                (Name of Registrant as Specified in its Charter)


      --------------------------------------------------------------------
      (Name of Person(s) Filing Proxy statement, if other than Registrant)


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

                             [IMRGlobal Letterhead]


[NEWS RELEASE]

                                                NASDAQ: IMRS

At IMRglobal Corp.                              At the Financial Relations Board
Vincent Addonisio                               Kerry Thalheim
Executive Vice President and                    (212) 661-8030
Chief Administrative Officer
(727) 467-8163
e-mail: investor@imrglobal.com


                  IMRGLOBAL AND CGI ENTER INTO MERGER AGREEMENT

CLEARWATER, FLA., FEBRUARY 21, 2001 - IMRglobal Corp. ("IMRglobal") (Nasdaq:
IMRS), and CGI Group, Inc., (NYSE: GIB: TSE: GIB.A) announced today the signing of a definitive merger agreement providing for the merger of CGI and IMRglobal. Canadian-based CGI is among the leading information technology services providers in North America. IMRglobal is a leading global provider of end-to-end information technology solutions to Fortune 500 and Global 2000 companies in key vertical industries.

Strategic Highlights

   o Provides critical mass to position CGI as a significant player in the large US IT outsourcing market;
   o  Provides clients with greater depth and breadth of services;
   o Significantly increases CGI's systems integration and high-end consulting capabilities in the US and UK, while providing a footprint in France, India, Japan and Australia;
   o Strengthens knowledge and presence in CGI's vertical markets, particularly in the financial services sector and fast growing healthcare industry in the US;
   o Provides CGI a unique delivery model which brings high quality, cost effective client support through two IT software development centers in India;
   o  Adds strong management team in the US and international markets.

Under the terms of the definitive agreement, IMRglobal shareholders will receive
1.5974 Class A Subordinate Shares of CGI for each share of IMRglobal Common Stock. Based on the average closing price of CGI Class A Subordinate Shares for the 25 trading days through February 16, 2001 on the New York Stock Exchange, the exchange ratio represents an implied price of approximately US$9.50 per IMRglobal share. The combination will be accounted for under the purchase method of accounting.

The combined organization will have approximately 13,000 employees in more than 60 offices in 24 countries, serving more than 3,000 clients.

                             [IMRGlobal Letterhead]


IMRGLOBAL SUPPORT FOR THE TRANSACTION

The IMRglobal board of directors has received an opinion from its financial advisor, Updata Capital, to the effect that the exchange ratio in the merger is fair, from a financial point of view, to IMRglobal and its shareholders. The Board of Directors of IMRglobal has unanimously determined that the merger is fair to and in the best interests of the shareholders of IMRglobal and has resolved to recommend to shareholders that they approve the merger. The chairman and CEO of IMRglobal, Mr. Satish K. Sanan, who owns, directly and indirectly, 27.6% of the outstanding shares of IMRglobal, has agreed to support the transaction at the special shareholders' meeting.

COMMENTING ON TODAY'S ANNOUNCEMENT, SERGE GODIN, CHAIRMAN, PRESIDENT AND CEO OF CGI SAID:

"We see an excellent fit between the two companies. IMRglobal will significantly increase CGI's systems integration and high-end consulting capabilities in the U.S., while providing us with a new footprint in France, India, Japan and Australia. It will provide the critical mass to position CGI as a full IT services provider in the US, the largest outsourcing market in the world."

"Also, IMRglobal will strengthen CGI's expertise and presence in our targeted vertical markets, particularly in financial services and the fast growing healthcare industry in the US. It significantly broadens our client base, as there is little overlap between our lists of Global 2000 clients. There are excellent cross-selling opportunities which will enable CGI to offer a broader range of end-to-end IT services, and IMRglobal the ability to offer full IT outsourcing capabilities to win major contracts."

"Further, IMRglobal provides a unique delivery model which brings high quality, cost effective client support through two software development centers in India, which should allow us to improve our margins over time."

"Overall, this combination will provide our clients with greater depth and breadth of services around the world. By leveraging IMRglobal's leading-edge skill set and its unique offshore delivery model, CGI will be able to accelerate its progress toward becoming a major North American IT services provider with a global reach."

SATISH K. SANAN, PRESIDENT, CEO AND CHAIRMAN OF IMRGLOBAL, ADDED:

"We are delighted to be joining forces with a company that shares IMRglobal's quality culture, entrepreneurial values and overall customer and employee focus. This combination creates a world class international IT services provider with recognized strengths in high value-added IT applications management and development, e-business, and a strategy that focuses on serving clients in well defined industry sectors. I am very excited about the prospect of making my personal contribution to the further development of the company and I look forward to the opportunities that lie ahead."

                             [IMRGlobal Letterhead]


TRANSACTION INFORMATION

Completion of the transaction is subject to customary conditions, including satisfaction of regulatory requirements, any necessary third party consents, clearance under the Hart-Scott-Rodino Antitrust Improvements Act and the Competition Act (Canada). It also is subject to approval by IMRglobal shareholders at a special meeting to be scheduled.

Any outstanding options to purchase common shares of IMRglobal will be assumed by CGI and rolled over into options to purchase CGI Class A Subordinate shares.

The Board of Directors of CGI has received an opinion from its financial advisor, Salomon Smith Barney, to the effect that the exchange ratio in the merger is fair, from a financial point of view, to CGI and its shareholders.

                             FISCAL YEAR END RESULTS

IMRglobal's revenue for the year ended December 31, 2000 increased by 15% to $256.2 million compared to $222.0 million for the prior year. On a pro forma cash basis (excluding expenses net of taxes associated with one-time charges, depreciation and amortization), IMRglobal had pro forma cash net income of $17.3 million, and pro forma cash earnings per share of $0.40 for the 2000 fiscal year.

Cash flow from operations improved to $14 million for the year ended December 31, 2000 compared to a negative $5 million for the nine months ended September 30, 2000. As a result, IMRglobal reduced its debt by $8 million over the last three months of fiscal 2000.

                             IMRGLOBAL 2001 GUIDANCE

The Company anticipates revenue for the first and second quarter of 2001 to be approximately $60 million and $70 million, respectively. The Company also anticipates achieving pro forma cash earnings per share of $.04 to $.06 for the first quarter of 2001 and $.09 to $.11 for the second quarter of 2001. The Company reaffirms its recent announcement that fiscal year 2001 revenue is expected to be in the range of $285 million to $325 million.

                              ABOUT IMRGLOBAL CORP.

IMRglobal is a leading global provider of end-to-end information technology solutions to Fortune 500 and Global 2000 companies in key vertical industries. Those industries include financial services, healthcare, government, utilities, retail and manufacturing/distribution. IMRglobal's services include business consulting, e-business, software development, application management and professional services. For more information on IMRglobal, visit WWW.IMRGLOBAL.COM.

                             [IMRGlobal Letterhead]


                                    ABOUT CGI

Founded in 1976, CGI is the largest independent Canadian information technology consulting firm and one of the largest in North America with revenue in fiscal 2000 of US$911million (CDN$1.4 billion). CGI's order backlog totals approximately US$4.6 billion (CDN$7.0 billion). CGI has 10,000 professionals and provides end-to-end IT services and business solutions to 2,500 clients in Canada, United States and more than 20 countries around the world. CGI's shares are listed on the New York Stock Exchange (GIB), as well as on the Toronto Stock Exchange (GIB.A). They are included in the TSE 100 Index as well as the S&P/TSE Canadian Information Technology index. Web site: WWW.CGI.CA.

                              SAFE HARBOR STATEMENT

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: With the exception of statements regarding historical matters and statements regarding the Company's current status, certain matters discussed herein are forward-looking statements that involve substantial risks and uncertainties. These forward-looking statements may include those identified by the use of the words "anticipate," "believe," "estimate," "expect," "intend" and similar expressions. The entire section titled "IMRglobal 2001 Guidance" consists of forward looking statements. Actual results, performance or achievements could differ materially from these forward-looking statements. Factors that could cause or contribute to such material differences include the failure to convert prospects into actual business, risks related to our merger and acquisition strategy, variability of operating results, potential cost overruns on fixed-price projects and competition in the IT services industry. In addition, there can be no assurance that the shareholders of the Company will approve the proposed merger, that necessary regulatory approvals and third party consents will be obtained, or that the proposed merger will ever be consummated. There can also be no assurance that if the merger is consummated that the Companies operations will be successfully integrated and that expected synergies will be obtained. More detailed information of these and other risk factors that may cause actual results to differ from these forward-looking statements can be found in the reports filed by IMRglobal and furnished by CGI with the SEC under the Securities Exchange Act of 1934. Neither CGI nor IMRglobal is under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

                     IMRGLOBAL CONFERENCE CALL INFORMATION:

IMRglobal will hold a conference call on Wednesday, February 21, 2001 at 3:00 pm Eastern Standard Time. To access the call, please dial 888-868-9080 or 973-633-6740. This conference call will be broadcast live on the Internet at WWW.IMRGLOBAL.COM or WWW.VCALL.COM.

                             [IMRGlobal Letterhead]


                       CGI'S CONFERENCE CALL INFORMATION:

CGI Group will hold an analyst conference call on Wednesday, February 21, 2001 at 2:00 pm Eastern Standard Time. To access the call, please dial
1-888-811-8679. This conference call will be broadcast live on the CGI Web site at WWW.CGI.CA where it will be archived. It will also be available for replay at 1-800-558-5253.

                           PROXY STATEMENT INFORMATION

In connection with the proposed merger, IMRglobal will be filing a proxy statement with the SEC. SECURITY HOLDERS OF IMRGLOBAL ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT CONTAINS IMPORTANT INFORMATION REGARDING THE PROPOSED MERGER. Investors and shareholders may obtain a free copy of the proxy statement when it becomes available and other documents filed by IMRglobal and furnished by CGI with the SEC in connection with the merger at the SEC's web-site at WWW.SEC.GOV. Shareholders of IMRglobal may also obtain for free a copy of the proxy statement and other documents filed with the SEC by IMRglobal in connection with the proposed merger by contacting the IMRglobal investor relations department at (727) 467-8163. Shareholders of IMRglobal may also obtain for free documents furnished to the SEC by CGI in connection with the merger by contacting the CGI investor relations department at (514) 841-3230.

                             [IMRGlobal Letterhead]

                                 IMRGLOBAL CORP.
                            CONDENSED BALANCE SHEETS
                                 (In thousands)

                                                           DECEMBER 31,     DECEMBER 31,
                                                               2000             1999
                                                           ------------     ------------
ASSETS
Current assets:
       Cash and marketable securities                        $ 19,689         $ 37,432
       Accounts receivable, net                                41,738           46,031
       Unbilled work in process                                13,747            7,756
       Other current assets                                    18,254           16,946
                                                             --------         --------

       Total current assets                                    93,428          108,165

Property and equipment, net                                    41,521           36,973
Other assets                                                  183,886          158,660
                                                             --------         --------

          Total assets                                       $318,835         $303,798
                                                             ========         ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Deferred revenue                                             $  6,360         $  3,286
Other current liabilities                                      43,516           57,788
                                                             --------         --------

          Total current liabilities                            49,876           61,074

Long Term Debt                                                 30,894              985
Other Liabilities                                               6,285            6,816
                                                             --------         --------

          Total liabilities                                    87,055           68,875

Shareholders' equity                                          231,780          234,923
                                                             --------         --------

          Total liabilities and shareholders' equity         $318,835         $303,798
                                                             ========         ========

                          [IMRGlobal Corp. Letterhead]


                                 IMRGLOBAL CORP.
                         CONDENSED STATEMENTS OF INCOME
                      (In thousands, except per share data)

                                                               TWELVE MONTHS ENDED
                                                                   DECEMBER 31,
                                                            --------------------------
                                                              2000             1999
                                                            ---------        ---------
Revenue                                                     $ 256,172        $ 222,028
Cost of revenue                                               154,827          129,171
                                                            ---------        ---------
         Gross profit                                         101,345           92,857
         Percentage of revenue                                     40%              42%

Selling, general and administrative expenses                   77,172           58,457
Research & development                                          3,504            6,635
Goodwill and intangible amortization                           10,448            6,705
One-time charges                                                1,467           31,170
                                                            ---------        ---------

         Income (loss) from operations                          8,754          (10,110)
         Percentage of revenue                                      3%              -5%

Other income (expense)                                         (2,388)           5,156
                                                            ---------        ---------
Income (loss) before cumulative effect &
  provision for income taxes                                    6,366           (4,954)
Income tax provision (benefit)                                  3,474           (6,885)
                                                            ---------        ---------
Income (loss) before cumulative effect                          2,892          (11,839)
Cumulative effect of an accounting change                   $  (2,707)       $      --
                                                            ---------        ---------

Net income                                                  $     185        $ (11,839)
                                                            =========        =========

Earnings per share - diluted, before cumulative effect      $    0.07        $  (0.34)
                                                            =========        =========

Earnings per share - diluted                                $    0.00        $  (0.34)
                                                            =========        =========

Shares outstanding - diluted                                   43,261           34,786
                                                            =========        =========

Pro forma "cash" net income (A)                             $  17,278        $  25,330
                                                            =========        =========
Pro forma "cash" net income
  per share - diluted (A)                                   $    0.40        $   0.65
                                                            =========        =========

(A) Pro forma "cash" net income and earnings per share-diluted exclude one-time charges, amortization and depreciation, net of income taxes.